UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 31, 2007
(Date of earliest event reported)

RF Micro Devices, Inc.
(Exact name of registrant as specified in its charter)

North Carolina	0-22511	56-1733461
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification No.)

7628 Thorndike Road
  Greensboro, North Carolina  27409-9421
  (Address of principal executive offices)
  (Zip Code)

(336) 664-1233

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
        (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
        (17 CFR 240.13e-4(c))

Item 5.02(e).   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Cash Bonus Program Modification

            On May 31, 2007, the Compensation Committee (the "Committee") of the Board of Directors of RF Micro Devices, Inc. (the "Company") approved certain modifications to the criteria for awarding performance-based cash incentive bonuses for fiscal 2008 to eligible employees of the Company, including each of the Company's named executive officers.  The criteria for awarding such cash bonuses, which will continue to be subject to the RF Micro Devices, Inc. Cash Bonus Plan, now include a measurable component reflecting the Company's product diversification progress.

            The Committee believes that it is in the interest of the Company and its shareholders to grow certain non-handset product revenues in fiscal 2008 and, as such, has modified the existing performance-based cash incentive bonus program in order to link 20% of each named executive officer's target bonus amount for fiscal 2008 to the achievement of certain product diversification revenue objectives.  The remaining 80% of the target bonus amount for fiscal 2008 will continue to be determined by the Company's existing bonus determination metrics, which as previously disclosed are based on the Company's achievement of certain targeted percentages of revenue growth and operating income during fiscal 2008.

            The product diversification modification was effective upon approval by the Committee and will be considered in determining the performance-based cash incentive bonus amounts, if any, that may be earned by each of the following named executive officers with respect to fiscal 2008:

  Robert A. Bruggeworth, President and Chief Executive Officer;
  William A. Priddy, Jr., Chief Financial Officer and Corporate Vice President of Administration;
  William J. Pratt, Chief Technical Officer and Corporate Vice President;
  Jerry D. Neal, Executive Vice President of Marketing and Strategic Development; and
  Steven E. Creviston, Corporate Vice President of Cellular Products Group.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RF Micro Devices, Inc.

By: /s/ William A. Priddy, Jr.
                                                                                    William A. Priddy, Jr.
                                                                                    Chief Financial Officer and Corporate Vice
                                                                                    President of Administration

Date:    June 6, 2007